CONSULTING GROUP CAPITAL MARKETS FUNDS

February 12, 2016

Frontier Capital Management Co., LLC

99 Summer Street

Boston, MA 02110

Attention: Sarah J. Jankowski

Subject: Consulting Group Capital Markets Funds Amendment to Investment Advisory Agreement

Dear Ms. Jankowski:

In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and Frontier Capital Management Co., LLC (the “Adviser”) on behalf of the Consulting Group Capital Markets Funds and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of February 22, 2016 (the “Effective Date”), Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER		THE ADVISER

CONSULTING GROUP ADVISORY SERVICES LLC		FRONTIER CAPITAL MANAGEMENT CO., LLC

By:	/s/ Robert Garcia	By:	/s/ Sarah J. Jankowski
Name:	Robert Garcia	Name:	Sarah J. Jankowski
Title:	co-Chief Operating Officer	Title:	CAO